Exhibit 99.1
Contact:
Michael W. Shelton, EVP& CFO
336 369-0900
NewBridge Bancorp Reports 2008 First Quarter Financial Results;
Robert F. Lowe Announces Retirement
GREENSBORO, N.C., April 29, 2008 – NewBridge Bancorp (NASDAQ: NBBC)(“NewBridge”), the parent company of NewBridge Bank, reported first quarter 2008 earnings of $3,010,000, or $0.19 per diluted share, compared to $1,770,000, or $0.21 per diluted share, in the first quarter of 2007. NewBridge was formed through the merger of FNB Financial Services Corporation (“FNB”) and LSB Bancshares, Inc. (“LSB”), which became effective on July 31, 2007. In accordance with purchase accounting rules, prior year financial information does not include any data for FNB as of, or for the first quarter ended, March 31, 2007.
For the current quarter, net interest income increased to $17.5 million from $10.2 million in the year-ago period. The provision for credit losses was $459,000 in 2008’s first quarter, versus $957,000 in the first quarter of 2007. Noninterest income rose to $4.5 million, versus $3.4 million in 2007, while noninterest expense in 2008 increased to $17.2 million from $10.1 million in 2007.
Commenting on the results of the quarter, Chairman and Chief Executive Officer Robert F. Lowe stated, “It is very gratifying to see our pre-merger plans for NewBridge coming to fruition. The momentum that began immediately following the merger last year is continuing strong. NewBridge Bank has been very well received in our operating markets as evidenced by the growth in our loan portfolio. Our staff has created very effective banking teams to serve our customers.”
As of March 31, 2008, total assets were approximately $2.12 billion, up $62.1 million, or 3.0%, from $2.06 billion at December 31, 2007, and up 115.1% from $985.5 million at the year-ago date. Deposits at the end of 2008’s first quarter were $1.64 billion, which was an increase of $10.9 million, or 0.7%, from $1.63 billion at December 31, 2007 and up 92.7% from $850.4 million at March 31, 2007. Other borrowings at March 31, 2008 were $123.0 million, up $23.4 million, or 23.5%, from $99.5 million at December 31, 2007, as the Bank has utilized wholesale funding during the quarter to minimize current and future funding cost.
Net loans were $1.52 billion at March 31, 2008, an increase of $56.9 million, or 3.9%, from $1.46 billion at December 31, 2007, and an increase of 98.7% from $763.1 million at March 31, 2007. The allowance for credit losses at the end of 2008’s first quarter was $30.3 million, or 1.96% of outstanding loans, compared to $30.4 million, or 2.04%, at December 31, 2007.
Nonperforming assets, which includes nonaccrual loans, accruing loans more than 90 days past due, other real estate owned and renegotiated debt, totaled $23.4 million at March 31, 2008, versus $17.2 million at December 31, 2007 and $10.0 million at March 31, 2007. The increase from the 2007 year-end is primarily driven by a $4.0 million increase in non-accrual loans.
Pressley A. Ridgill, President of NewBridge and the President and Chief Executive Officer of NewBridge Bank, said: “We are very pleased to see loan growth in the 2008 first quarter of $57 million, following growth of $52 million in the fourth quarter of 2007. Our loan pipeline remains robust, and we anticipate continued loan growth in the upcoming quarters. Although non-performing assets increased from year-end, we have action plans for each relationship and we continue to focus on managing non-performing asset levels. Additionally, we are continuing our efforts to reduce operating expense levels by streamlining our branch network. This is a period of positive change for NewBridge Bank and we are excited about our future.”
NewBridge has decided to close four branches during 2008 as part of an effort to streamline operations and to implement a branching plan designed to provide better customer service throughout its footprint. One full service branch and two limited service branches will close in May 2008, and one full service branch will close in July 2008. These four branches had a total of $48.7 million in deposits as of March 31, 2008. Following the branch closures, the customer relationships will be reassigned to other NewBridge Bank branches.
Various purchase accounting adjustments were recorded during the quarter related to FNB’s interest earning assets and interest bearing liabilities. Yield adjustments of $142,000 were recorded to increase interest income on loans, while rate adjustments for certificates of deposit of $1.1 million were recorded to reduce deposit interest expense. The latter rate adjustment has now been fully amortized and will not occur in future periods. Amortization expense of the core deposit intangible asset totaled $165,000 for the current quarter.
Shareholders’ equity totaled $194.0 million at March 31, 2008, and represented an equity-to-assets percentage of 9.2%, with 15.66 million shares outstanding at quarter end. Under the terms of NewBridge’s share repurchase program, 38,200 shares were repurchased at an average price of $8.91 per share during the first quarter of 2008. NewBridge recently declared a quarterly cash dividend of $0.17 per share of common stock, which was paid on April 15, 2008, to shareholders of record on April 1, 2008.
Lowe To Retire
Robert F. Lowe, Chairman and Chief Executive Officer of NewBridge and Chairman of the Bank, has informed the Board of Directors of his desire to retire as CEO on June 30, 2008. He will remain as Chairman of both NewBridge and the Bank.
Mr. Lowe said, “I advised the directors of LSB in 2006, prior to the negotiations with FNB leading to our merger of equals, that I planned to retire at the end of 2007 (the year in which I would reach the age of 65). In our merger discussions, however, the LSB and FNB directors asked me to remain as CEO through the integration of our banks and to focus upon the melding of our management teams, boards and cultures. I agreed.
The merger is complete. Our banks have been successfully integrated. Our directors, managements and cultures have been united. NewBridge Bank is positioned to achieve the possibilities we saw in December 2006. As our first quarter earnings strongly indicate, success is no longer a hope for the future. It is being achieved now.”
Barry Z. Dodson, Vice Chairman of the Board and lead independent director, stated on behalf of the Board that “Bob Lowe has been a prominent leader in North Carolina banking for over 25 years. Our entire NewBridge family greatly appreciates Bob’s willingness to defer his personal plans and to bring his leadership to the integration process.”
Pressley A. Ridgill, President of the Company and President and CEO of the Bank, expressed management’s thanks to Mr. Lowe: “Being able to call upon Bob for guidance over the last year has been critical to positioning NewBridge for the success we are now starting to see. I had to make some hard decisions during this period to reduce expenses and improve asset quality. Our management team confronted many challenges in our integration efforts. Bob’s experience, wisdom and focus upon the interests of our shareholders kept us on course in building NewBridge.”

About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., a registered broker dealer, and small consumer loans and dealer financing through Peoples Finance Company of Lexington, Inc.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion.  The Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC.  The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge Bancorp and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.
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NewBridge Bancorp and Subsidiary
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except per share data)

	March 31	December 31	March 31
	2008	2007	2007

Assets
Cash and due from banks	$56,512	$54,011	$27,963
Interest-bearing bank balances	4,519	4,678	2,965
Federal funds sold	829	2,173	8,473
Investment securities:
Held to maturity, at amortized cost	27,894	27,901	29,887
Available for sale, at market value	344,939	341,522	116,097
Loans	1,546,921	1,490,084	772,848
Less, allowance for credit losses	(30,310)	(30,370)	(9,722)

Net Loans	1,516,611	1,459,714	763,126
Premises and equipment, net	45,279	43,886	19,902
Goodwill	50,312	50,312	490
Accrued income and other assets	72,580	73,161	16,580

Total assets	$2,119,475	$2,057,358	$985,483

Liabilities
Deposits:
Non-interest bearing (1)	$173,430	$175,493	$105,885
Savings, NOW and money market accounts (1)	653,782	638,023	444,479
Certificates of deposit	811,415	814,204	300,022

Total deposits	1,638,627	1,627,720	850,386
Borrowings from the Federal Home Loan Bank	143,760	118,000	37,000
Other borrowings	122,951	99,524	784
Accrued expenses and other liabilities	20,140	18,961	7,705

Total liabilities	1,925,478	1,864,205	895,875

Shareholders’ equity
Preferred stock, par value $.01 per share:
Authorized 10,000,000 shares; none issued	—	—	—
Common stock, par value $5.00 per share: Authorized 50,000,000 shares; issued 15,655,868 shares at 3/31/08, 15,694,068 shares at 12/31/07 and 8,442,864 shares at 3/31/07	78,279	78,470	42,063
Paid-in capital	85,286	85,412	8,091
Directors’ deferred compensation plan	(1,314)	(1,301)	(1,468)
Retained earnings	29,083	28,751	43,000
Accumulated other comprehensive income (loss)	2,663	1,821	(2,078)

Total shareholders’ equity	193,997	193,153	89,608

Total liabilities and shareholders’ equity	$2,119,475	$2,057,358	$985,483

Book value per share	$12.39	$12.30	$10.61
Tangible book value per share	9.18	9.10	10.56

(1)	At March 31, 2007, $57,216 of previously reported non-interest bearing deposits has been reclassified to money market accounts.

NewBridge Bancorp and Subsidiary
Consolidated Statements of Income
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2008	2007
Interest Income
Interest and fees on loans	$27,056	$15,338
Interest on investment securities:
Taxable	3,354	1,235
Tax exempt	1,144	318
Interest-bearing bank balances	532	101
Federal funds sold	24	102

Total Interest Income	32,110	17,094

Interest Expense
Deposits	12,177	6,016
Borrowings from the Federal Home Loan Bank	1,429	827
Other borrowings	1,039	2

Total Interest Expense	14,645	6,845

Net Interest Income	17,465	10,249
Provision for credit losses	459	957

Net interest income after provision for credit losses	17,006	9,292

Noninterest Income
Service charges on deposit accounts	2,195	1,483
Gains on sales of mortgage loans	139	76
Other operating income	2,215	1,824

Total Noninterest Income	4,549	3,383

Noninterest Expense
Personnel expense	9,169	5,318
Occupancy expense	1,162	503
Furniture and equipment expense	1,121	599
Other operating expense	5,728	3,645

Total Noninterest Expense	17,180	10,065

Income before income taxes	4,375	2,610
Income Taxes	1,365	840

Net Income	$3,010	$1,770

Earnings Per Share
Basic	$0.19	$0.21
Diluted	$0.19	$0.21

Weighted Average Shares Outstanding
Basic	15,684,518	8,415,078
Diluted	15,731,887	8,426,763

NewBridge Bancorp and Subsidiary
Financial Highlights
(Unaudited, dollars in thousands)

		Three months ended
	March 31	December 31	March 31	Change from	Change from
	2008	2007	2007	Q4 2007	Q1 2007

Average balances:
Loans	$1,512,683	$1,452,641	$770,366	4.1%	96.4%
Earning assets	1,887,033	1,873,771	927,251	0.7	103.5
Total assets	2,073,844	2,025,247	983,492	2.4	110.9
Interest-bearing deposits	1,467,279	1,440,303	724,564	1.9	102.5
Total deposits	1,636,487	1,617,828	825,287	1.2	98.3

Allowance for credit losses:
Beginning balance	$30,370	$20,261	$9,564	49.9%	217.5%
Provision for credit losses	459	14,411	957	(96.8)	(52.0)
Loans charged off	(1,666)	(4,609)	(1,080)	(63.9)	54.3
Recoveries	1,147	307	281	273.6	308.2

Ending balance	$30,310	$30,370	$9,722	(0.2)	211.8

Nonperforming assets
Nonperforming loans:
Past due 90 days or more and still accruing	$1,675	$72	$1,878	2,226.4%	(10.8)%
Nonaccrual loans	16,438	12,236	4,231	32.9	284.3
Restructured loans	461	651	97	(1.5)	560.8

Total nonperforming loans	18,574	12,959	6,206	43.3	199.3
Other real estate	4,824	4,280	3,803	12.7	26.8

Total nonperforming assets	$23,398	$17,239	$10,009	35.7	133.8

	March 31		December 31		March 31
	2008		2007		2007

Asset quality data
Nonperforming assets to total assets	1.10%		0.84%		1.02%
Nonperforming loans to total loans	1.20%		0.87%		0.80%
Nonperforming loans to total assets	0.88%		0.63%		0.63%
Allowance for credit losses to total loans	1.96%		2.04%		1.26%
Allowance for credit losses to nonperforming loans	1.63	x	2.34	x	1.57	x
Net charge-off percentage (annualized)	0.14%		1.18%		0.41%

	Three months ended
	March 31	March 31
	2008	2007
Other data
Return on average assets	0.58%	0.72%
Return on average shareholders’ equity	6.22%	7.96%
Net interest margin*	3.81%	4.48%

(*fully taxable equivalent basis)